Exhibit 10.1

LEAK-OUT AGREEMENT

THIS LEAK-OUT AGREEMENT (the “Agreement”) is made and entered into as of this 10th day of July 2015, among Dominion Capital LLC, Redwood Management, LLC, Redwood Fund II, LLC, Redwood Fund III, LLC (collectively, “Redwood”), and Apollo Capital Corp. (collectively, the “Holders;” individually, each of Dominion, all Redwood affiliates, and Apollo, a “Holder”) and Eco Building Products, Inc., a Colorado corporation (the “Company”).

Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Series C Preferred (defined below).

RECITALS

WHEREAS, the Company is the issuer of Series C Preferred the certificate of designations of which is attached hereto at Schedule A (collectively, the “Series C Preferred”) running in favor of the Holders; and

WHEREAS, the Series C Preferred provided the Holders with the right to convert the principal balance and accrued interest due pursuant to the Series C Preferred into shares of common stock of the Company (“Common Stock”); and

WHEREAS, the Company has presently placed in reserve with its Transfer Agent (Fidelity Transfer Company) 3,235,294,118 shares of common stock to convert the Remaining Principal Balance and accrued interest due pursuant to the Series C Preferred into Common Stock; and

WHEREAS, the Company and the Holders agree to enter into this Agreement in order to provide for the orderly conversion or payment of the Series C Preferred; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that: (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

2.   Increase in Authorized Common Stock. Should at any time during the effectiveness of this Agreement, the amount of shares held in reserve be insufficient to accommodate the conversions provided for below, within forty-five (45) days of the Holders notifying the Company of such deficiency, the Company hereby agrees to affect, or, within a commercially reasonable period of time, use its best efforts to take the necessary actions to affect, an increase in its authorized Common Stock or approve corporate action that would have the same result (the “Increase”) that provides the authorization for the Company to issue at least such additional shares as is required to have reserved two times the number of shares that is actually issuable upon full conversion of the then remaining balance of the Series C Preferred, and to place those shares in reserve with its Transfer Agent for the Holders benefit. The Increase is to be effectuated by way of filing an amendment to its certificate of incorporation with the Secretary of State of the State of Nevada. The Company shall effect the Increase pursuant to applicable federal and state laws, including but not limited to obtaining any requisite approvals, providing any requisite notice, and/or making any requisite filings with the appropriate federal and state authorities.

3.   Leak Out.

(a)   Except as otherwise expressly provided herein, and subject to any other restrictions prohibiting the conversion, offer, sale or transfer of the shares of Common Stock under applicable United States federal or state securities laws, rules and regulations (collectively, the “Regulations”), the Company and the Holders agree that:

(i)   Commencing the date of this Agreement (the “Leak Out Date”), subject to any applicable Regulations, each Holder shall be entitled to convert and sell the Series C Preferred, pursuant to the terms of the Series C Preferred, in not more than a principal amount equal to the greater of (a) 10% of the average daily dollar volume of the Company’s Common Stock traded during the prior trading week, per calendar week, or 10% of the volume on any given day of trading for that trading period (which, in either case, such sum upon completion of each conversion shall be deducted from the then outstanding Remaining Principal Balance), (the “Weekly Allotment”), until November 1, 2015, unless otherwise extended by the Holders, at which time the Holders shall no longer be subject to the Weekly Allotment restrictions, and shall be entitled to convert and sell the then Remaining Principal Balance, as the Holders in its sole discretion may elect pursuant to the terms of the Series C Preferred.

(ii)   Upon a breach of any representation, warranty or covenant of the Company pursuant to this Agreement, the Holders shall no longer be subject to the Weekly Allotment restrictions, subject to any applicable Regulations (the period during which each Holder is limited as to the weekly volume it is entitled to sell pursuant to this Agreement, the “Leak-Out Period”).

(iii)   The Company shall facilitate any Conversion Notice received from the Holders, and shall cause to be issued such shares, as contained in the Conversion Notice on a timely basis, as provided for in the Series C Preferred.

(b)   During the Leak-Out Period, all shares of Series C Preferred that have been converted into Common Stock but not sold may be sold on a cumulative basis, meaning that if each Holder did not sell all of the shares of Common Stock that Holder was entitled to sell during any particular week, that Holder may cumulate and/or sell the unconverted or unsold portion of that week’s Weekly Allotment with or carry such amount over to the next week’s Weekly Allotment, and so on.

4.   Conflict. In the event there is a conflict between the terms of the Series C Preferred with this Agreement, the terms of this Agreement shall control any interpretation; provided, however, that, unless this Agreement expressly amends or supplements the language of the Series C Preferred, the Series C Preferred shall remain in full force and effect.

5.   Remedies. The Holders shall have the right to specifically enforce all of the obligations of the Company under this Agreement (without posting a bond or other security) and the obligations of the other Holders, in addition to recovering damages by reason of any breach by either the Company or the other Holders of any provision of this Agreement and to exercise all other rights granted by law. For the avoidance of doubt, this foregoing provision is drafted by all parties in a manner that is intended to apportion fault and responsibility in a fair and equitable manner and the Company shall not be responsible for any violation of the Weekly Allotment by any Holder during the Leak-Out Period so long as the Company used reasonable care to assure compliance with these provisions and did not authorize a Holder to sell shares in a manner that is inconsistent with the Weekly Allotment. Furthermore, the Company recognizes that if it fails to perform, observe, or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Holders. Therefore, the Company agrees that the Holders shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security. If the Holders prevail in an action to enforce this Agreement, it shall be entitled to receive from the Company reimbursement for all fees and expenses incurred in connection therewith, including reasonable fees of counsel.

6.   Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.   Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested or overnight courier by a nationally recognized courier service to the respective address as set forth in the Series C Preferred. All notices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

8.   Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto. This Agreement supersedes any prior agreement (including, without limitation any prior lock-up or leak-out agreements), representation or understanding with respect to such subject matter.

9.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State; and the Company and the Holders agree that any action based upon this Agreement may be brought in the United States and state courts of New York County, New York only and the Holders submits to the jurisdiction of such courts for all purposes hereunder.

10.   Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.   Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceable in accordance with its terms.

12.   Effectiveness. This Agreement shall become effective immediately upon the full execution of this Agreement by the Company and the Holders. The Company agrees that the rest and the remainder of the terms and conditions of the Series C Preferred, not specifically altered by this Agreement shall remain in full force and effect, and inure to the benefit of the Holders.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

REDWOOD MANAGEMENT, LLC

By:

REDWOOD FUND II, LLC

By:

REDWOOD FUND III, LLC

By:

DOMINION CAPITAL LLC

By:

APOLLO CAPITAL CORP.
By:

COMPANY:

By:
Chief Executive Officer

Schedule A

[Reproduce Series C Preferred here.]